NORTHERN EMPIRE BANCSHARES
     801 Fourth Street
     Santa Rosa, California  95404
     (707) 579-2265


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     To Be Held on May 18, 1999


To the Shareholders of Northern Empire Bancshares:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Northern Empire Bancshares will be held at Sonoma National Bank, 801 Fourth Street, Santa Rosa, California, on May 18, 1999, at 5:00 P.M. for the following purposes:

1.   Electing directors to serve for the ensuing year.

2. Transacting such other business as may properly come before the meeting or any adjournment thereof.

The close of business on April 1, 1999, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

Nominees for director are named in the enclosed proxy statement.

Whether or not you plan to attend the meeting, you may vote by completing, signing, and returning the enclosed proxy card promptly. You may revoke your proxy at any time prior to the time it is voted.

By Order of the Board of Directors





James B. Keegan, Jr.
President
April 15, 1999
(Approximate mailing date of proxy materials)


Place and Time of Annual Meeting
Sonoma National Bank
801 Fourth Street
Santa Rosa, California 95404
May 18, 1999, 5:00 P.M.





          PROXY STATEMENT
     NORTHERN EMPIRE BANCSHARES

     Annual Meeting of Shareholders
      May 18, 1999


     INTRODUCTION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Northern Empire Bancshares ("Corporation"), a California corporation, for use at the Annual Meeting of Shareholders to be held on May 18, 1999, at 5:00 p.m., at Sonoma National Bank, 801 Fourth Street, Santa Rosa, California, and any adjournment thereof. These proxy materials were mailed to shareholders on or about April 15, 1999.


     PURPOSE OF THE MEETING

The meeting is to be held for the purposes of:

1. Electing seven (7) directors (the entire Board of Directors) to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.

2. Acting upon such other business as may properly come before the meeting or any adjournments thereof.


     GENERAL PROXY STATEMENT INFORMATION

Revocability of Proxies

Any shareholder giving the enclosed proxy has the right to revoke it at any time before it is exercised by filing with the Corporation's
Secretary, Robert V. Pauley, a written notice of revocation or by presenting at the meeting a duly executed proxy bearing a later date. A shareholder may also revoke the proxy by attending the meeting and electing to vote in person, before any vote is taken.


Solicitation of Proxies

This proxy solicitation is made by the Board of Directors of the Corporation, and the cost of the solicitation is being borne by the Corporation. Solicitation is being made by this Proxy Statement and may also be made by employees of the Corporation who may communicate with shareholders or their representatives in person, by telephone or by additional mailings in connection with proxies. While there are no present plans to do so, the Corporation may utilize the services of non-employees in connection with the solicitation of proxies if management determines that this is appropriate.


Outstanding Securities and Voting Rights

As of April 1, 1999, the Corporation has one class of equity securities issued and outstanding, consisting of 3,335,244 shares of common stock, no par value. Such shares are held by approximately 325 shareholders of record. All of the shares are voting shares and entitled to vote at the annual meeting.

Only those shareholders of record of the Corporation's common stock as of the record date, April 1, 1999, will be entitled to notice of and to vote in person or by proxy at the meeting or any adjournment thereof, unless a new record date is set for an adjourned meeting.

On April 6, 1999, the Board of Directors of the Corporation declared a 5% stock dividend, which is payable after the record date for the determination of the shares entitled to vote at this meeting.
Therefore, the shares issued as a result of the 5% stock dividend cannot be voted at the meeting. The stock dividend is payable on June 7, 1999 to the shareholders of record of the Corporation as of May 18, 1999.

Each share of common stock is entitled to one vote at the annual meeting, except with respect to the election of the directors. In elections for directors, California law provides that a shareholder, or the shareholder's proxy, may cumulate votes, that is, each shareholder has a number of votes equal to the number of shares owned by the shareholder, multiplied by the number of directors to be elected, and he or she may cumulate such votes for a single candidate, or distribute such votes among as many candidates as he or she deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting, and only if the shareholder has given notice at the meeting, prior to the voting, of the intention to cumulate votes. See "Nomination of Directors", herein. If any one shareholder has given such notice, all shareholders may cumulate their votes for the nomination. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes represented by shares for which they are named proxy.

If a shareholder withholds authority to vote for directors on the enclosed proxy, or attends the meeting, elects to vote in person, but abstains from voting in the election of directors, that shareholder's shares will not be counted in determining the candidates receiving the highest number of votes. For shares held in street name, if the record holder is a brokerage firm and the beneficial owner does not inform the record holder how to vote the shares, the record holder will sign and return a proxy with respect to the shares and vote in favor of the recommendations of management of the Corporation with respect to routine matters. For shares held in street name where the record holder is a bank, the record holder will not return a proxy if the beneficial owner does not inform the record holder how to vote the shares. If a shareholder signs and returns a proxy marked as abstaining on a particular matter or if a broker or other street name holder indicates on a signed and returned proxy that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. In such cases of abstention, however, the shares will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

In the election of directors, the seven (7) candidates receiving the highest number of votes will be elected.

If the enclosed proxy is completed in the appropriate spaces, signed, dated and returned, the proxy will be voted as specified in the proxy. If no specification is made, it will be voted FOR the election of directors nominated by the Board and on such other matters as may come before the meeting at the discretion of the proxy holders.

Management of the Corporation is not aware of any other matters to come before the meeting and recommends that the shareholders vote FOR the election of the directors nominated by the Board.



Security Ownership of Certain Beneficial Owners and Management

Other than as set forth below, the Corporation knows of no person who is the beneficial owner of more than 5.0% of the Corporation's outstanding shares as of February 28, 1999.

The following sets forth the numbers of shares of common stock beneficially owned by each director of the Corporation and the Bank and by the directors and officers (including vice presidents and above) of the Corporation and the Bank as a group, as of February 28, 1999. The numbers of shares beneficially owned include the numbers of shares which each person has the right to acquire upon exercise of stock options granted pursuant to the Corporation's Stock Option Plan. The percentages of shares owned beneficially are calculated, pursuant to SEC Rule 13d-3(d) (1), based on the number of shares presently outstanding plus the number of shares which the person or group has the right to acquire.


                                                    Shares
           Name              Address          Beneficially Owned    Pct
--------------------   --------------------   ------------------    ---

Clement C. Carinalli   520 Mendocino Ave.,
                       Santa Rosa, CA 95401       147,012 (1)      4.4%

Patrick R. Gallaher    6637 Oakmont Dr.,
                       Santa Rosa, CA 95409        97,343 (2)      2.9

William P. Gallaher    9066 Brooks Rd. South,
                       Windsor, CA 95492           66,670 (3)      2.0

William E. Geary       37 Old Courthouse Sq.,
                       Santa Rosa, CA 95404       108,156 (4)      3.2

Dennis R. Hunter       2455 Bennett Valley Rd.,
                       Santa Rosa, CA 95404       255,588 (5)      7.7

James B. Keegan, Jr.   1355 North Dutton Ave.,
                       Santa Rosa, CA 95404        99,516 (6)      3.0

Deborah A. Meekins     801 Fourth Street,
                       Santa Rosa, CA 95404        45,256 (7)      1.4

Robert V. Pauley       120 "D" Street,
                       Santa Rosa, CA 95404       177,850 (8)      5.3

All other officers
as a group(17 people)                              39,940 (9)      1.2
                                                ---------        -----
Directors and Officers
as a group(25 persons)                          1,037,331         31.1%
                                                =========        =====

(1) Including 17,034 shares which Mr. Carinalli has the right to purchase upon exercise of outstanding options and 49,902 shares held by members of his immediate family residing at his home.

(2) Including 14,115 shares held in Mr. P. Gallaher's IRA and 200 shares owned by a child living at home.

(3) Including 15,310 shares which Mr. W. Gallaher has the right to purchase upon exercise of outstanding options, 18,506 shares held in Mr. W. Gallaher's IRA and 10,200 shares which Mr. W. Gallaher has the right to acquire.

(4) Including 16,220 shares which Mr. Geary has the right to purchase upon exercise of outstanding options, 38,150 shares held in Mr. Geary's profit sharing plan, 16,326 shares held in employee pension and profit sharing plan of Geary, Shea & O'Donnell and 8,292 shares held in a trust account for which Mr. Geary serves as trustee but does not have a beneficial interest.

(5) Including 75,000 shares held in the name of Kathrine Hunter, as to which Mr. Hunter has voting rights, 20,000 shares owned with Lois Rust and 160,588 shares held in trust accounts for which Mr. Hunter serves as trustee but does not have a beneficial interest.

(6) Including 71,853 shares held by Keegan & Coppin Company, Inc., 7,540 shares held by the Keegan & Coppin Profit Sharing Plan and 7,242 held in trust accounts for which Mr. Keegan is trustee or held in accounts for the benefit of his minor children.

(7) Including 18,388 shares which Ms. Meekins has the right to purchase upon exercise of outstanding options.

(8) Including 20,420 shares which Mr. Pauley has the right to purchase upon exercise of outstanding options and 18,230 shares held by Mrs. Pauley.

(9) Including 10,666 shares which officers have the right to purchase upon exercise of outstanding options.



ELECTION OF DIRECTORS

Nominees to the Board of Directors
----------------------------------
Each of the directors is to be elected to serve for the ensuing year and until his successor is elected and has qualified. The nominees for director as proposed by the Board are as follows:


Name and Positions with the                 Principal Occupation
Corporation and the Bank         Age      During the Past 5 Years
---------------------------      ---      -----------------------

Clement C. Carinalli
Director of the Corporation            Retired CPA, local businessman,
and the Bank                      53   rancher and real estate investor.


Patrick R. Gallaher,
Chief Accounting Officer of            Certified Public Accountant and
the Corporation and Director           local businessman; major
of the Corporation and the Bank   53   shareholder in Oakmont
                                       Developers, a Santa Rosa
                                       development company.


William P. Gallaher,
Director of the Corporation            Real Estate developer and
and the Bank                      48   investor; President of Oakmont
                                       Developers; President of Gallaher
                                       Construction Company.


William E. Geary,
Director of the Corporation           Senior Partner in Geary, Shea
and the Bank                     70   & O'Donnell, a Santa Rosa law
                                      firm.


Dennis R. Hunter,
Chairman of the Board of the          Real estate investor and
Corporation and Vice Chairman         developer in Santa Rosa;
of the Board of the Bank         56   principal in Investment
                                      Development Fund, a venture
                                      capital fund.


James B. Keegan, Jr.,
President & Director of the           Partner in Keegan & Coppin
Corporation and Chairman of           Company, a Santa Rosa real
the Board of the Bank            50   estate brokerage and development
                                      firm, since 1976.



Robert V. "Buzz" Pauley,
Secretary/Treasurer of the            Owner of Pauley Exports, Ltd.,
Corporation and                       an exporter of California
Director of the Bank             54   food and beverage products to
                                      the Pacific Rim; commercial
                                      properties manager; trader of
                                      futures and options contracts in
                                      Chicago and other international
                                      market exchanges.


William E. Geary, Dennis R. Hunter, James B. Keegan, Jr. and Robert V. Pauley have served as directors of the Corporation since its initial organization in 1982. Patrick R. Gallaher has been a director of the Corporation since May 1992. William P. Gallaher has been a director of the Corporation since June 1994. Clement C. Carinalli had previously served on the Board for 10 years when he was reappointed to the Board in May 1996. William P. Gallaher and Patrick R. Gallaher are brothers

The proxy holders designated by the Board of Directors intend to vote all proxies held by them in favor of the election of the above-named nominees as directors, unless authority to vote for directors is withheld. If any of the nominees should be unable or decline to serve, which is not anticipated, discretionary authority is reserved for the proxy holders to vote for a substitute, to be designated by the present Board of Directors.

In the event that additional persons are nominated as directors, the proxy holders intend to vote all the proxies received by them in such manner in accordance with cumulative voting as will assure the election of as many of the nominees listed above as possible and, in that event, the specific nominees to be voted for will be determined by the proxy holders in their sole discretion.


Nomination of Directors

The Corporation's Bylaws provide that nominations for directors by shareholders may be made, provided that certain informational requirements concerning the identities of the nominating shareholder and the nominee are complied with in advance of the meeting. This provision is intended to provide advance notice to management of any attempt to effect an election contest or a change in control of the Board of Directors. Specifically, the Bylaws provide that nominations for directors, other than those made by or on behalf of existing management, must be made in writing and mailed or delivered to the President of the Corporation, not less than 14 nor more than 50 days prior to any meeting of shareholders called for the election of directors, except that if less than 21 days notice of the meeting is given, such nomination must be mailed or delivered to the President of the Corporation by the close of business on the 7th day following the date on which the notice was mailed. The written nomination must include the following information, to the extent known by the nominating shareholder:

     (a)  the name and address of each proposed nominee;
     (b)  the principal occupation of each proposed nominee;
     (c) the total number of shares of common stock of the Corporation that will be voted for each proposed nominee;
     (d)  the name and residence address of the nominating shareholder;
          and
     (e) the number of shares of common stock of the Corporation owned by the nominating shareholder.

The Bylaws provide that nominations not made in accordance with the above procedure may, in his discretion, be disregarded by the Chairman of the meeting and, upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee.


Committees and Meetings of the Board

The Board of Directors of the Corporation does not have standing audit, compensation or nominating committees. The functions of the audit and compensation committees are performed by the Audit and Personnel Committees of the Bank, respectively. The Audit Committee of the Bank is composed of Clement C. Carinalli, James B. Keegan, Jr., Patrick R. Gallaher and Robert V. Pauley. The Audit Committee met three times in 1998 for the purpose of reviewing the scope of and planning for the annual audit and the results of internal operations audits of the Bank, and the Bank's compliance with consumer laws, regulatory agency reports and securities reports.

The Personnel Committee of the Bank is composed of William E. Geary and Robert V. Pauley. The Personnel Committee met twice in 1998. The purpose of the committee is for setting compensation levels of senior officers and directors, reviewing and approving bonus plans and payments, reviewing and approving employee benefit plans, and reviewing and approving the Bank's personnel policy.

The Corporation's Board of Directors held a total of six meetings in 1998, including regular and special meetings. The Board of Directors of the Bank held a total of thirteen meetings in 1998, including regular and special meetings. No nominee for director of the Corporation, while serving as a director, attended fewer than 75% of the total number of meetings, of the Boards and of the committees of which he was a member.


Transactions With Directors and Officers

The Corporation leased the main premises of the Bank from Clement C. Carinalli, a director of the Corporation and the Bank, and Ann Marie Carinalli. The Corporation subleases the premises to the Bank. During 1996, the building was sold and Mr. and Mrs Carinalli assigned the lease obligation to the new owners. The monthly lease payment was $16,596 per month in 1998. The total rental expenses on this lease for the year ended December 31, 1998 was $200,000.

The Corporation leased the Oakmont Branch premises from Oakmont Investments of which Patrick Gallaher, a director of the Corporation and Bank, is a partner. During 1997, Oakmont Investments sold the building and assigned the lease obligation to the new owner. The monthly rental for the Oakmont Branch was $8,619 at December 31, 1998. Total rental expense on this lease for the year ended December 31, 1998 was $103,000.

The Bank leased facilities for the loan department and some administrative offices from Mr. James Ratto, a major shareholder of the Corporation. The monthly rent was $12,875 per month at December 31, 1998. Total rental expense on this lease for the year ended December 31, 1998 was $116,000.

The Bank has had in the ordinary course of business, and expects to have in the future, banking transactions with its directors, officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders. The transactions involving loans have been and will be entered into with such persons in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and on terms not involving more than the normal risk of collectibility or presenting other unfavorable features. At December 31, 1998, loans by the Bank to directors, officers and their associates totaled approximately $6,331,000, constituting 2.8% of total loans, 34.4% of the Bank's shareholder's equity and 34.0% of the consolidated shareholders' equity of the Corporation.

Loans to insiders, such as officers, directors, and certain other persons are subject to the limitations and requirements of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and regulations thereunder.


Directors of the Bank and Executive Officers of the Bank

Information regarding the directors and the executive officers of the Bank is reported in the Corporation's Annual Report on Form 10-KSB. A shareholder may obtain a copy of the Annual Report on Form 10-KSB by writing to Deborah A. Meekins, Northern Empire Bancshares, 801 Fourth Street, Santa Rosa, CA 95404, or calling Ms. Meekins at (707)579-2265.


     EXECUTIVE COMPENSATION

The following table sets forth the cash compensation paid to or accrued for the executive officers of the Bank whose cash compensation exceeded $100,000, for services rendered for the periods indicated. The executive officers of the Corporation, including the President, do not receive compensation for their services as such. The President of the Corporation, James B. Keegan, Jr., serves as the Chairman of the Board of the Bank and receives $2,000 per month from the Bank for his services in that capacity. All other executive officers of the Corporation are considered outside directors of the Bank and, as such, they receive directors' fees. See, "Compensation of Directors," below.

                                          Summary Compensation Table
                                          --------------------------
(dollars in thousands)                                            Long Term
                                    Annual Compensation         Compensation
                                    -------------------           Options
Name and  Principal Position        Year  Salary Bonus         (No. of Shares)    All Other (1)
                                    ----  ------ -----          -------------     ---------
Deborah A. Meekins,                 1996    $133   $81                             $39
President and Chief Executive       1997     141   110                              51
Officer and Director of the Bank    1998     149   132               84,000         46


David F. Titus,                     1996      96    54                              34
Executive Vice President and        1997     100    73                              46
Senior Loan Officer of the Bank     1998     107    88               15,000         37


JoAnn Barton,
Senior Vice President and           1996      80    10                               0
Senior Operations Officer           1997      84    14                               1
of the  Bank                        1998      90    17                5,000          1

Jane Baker,
Senior Vice President and           1996      79    10                               0
Chief Financial Officer             1997      84    14                               1
of the Bank                         1998      90    17                5,000          1

<F/N>
(1) Includes contribution by the Bank for the benefit of the named officer pursuant to the Bank's 401(k) plan and expenses incurred with respect to the Salary Continuation Agreement for the named officer, as described below.

Salary Continuation Agreements

During 1993, the Bank entered into deferred compensation agreements with Deborah A. Meekins, President & Chief Executive Officer, and David F. Titus, Executive Vice President & Senior Loan Officer. Under these agreements, the Bank is obligated to provide for them or their beneficiaries, during a period of 15 years after the employee's death, disability, or retirement, annual benefits ranging from $75,000 to $100,000. Benefits are also provided to the officer if he/she resigns following a change in control or if he/she voluntarily resigns after June 1, 1995. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until their expected retirement dates. The accrued expense is included in Other Liabilities in the financial statements. The Bank is the beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1998, the cash surrender value of these policies was $920,000, which is included in other assets.


Stock Option Plan

Neither the Corporation nor the Bank award restricted stock or have long term incentive plans, other than the Corporation's Stock Option Plan.
No stock options were granted to officers in 1997 or 1996, since the stock option plan expired on February 26, 1994. Stock options granted under the Stock Option Plan remain outstanding even though the Plan has terminated.

The Corporation's Board of Directors adopted a new stock option plan which was approved by the shareholders at the May 19, 1998 shareholders meeting. Options totaling 757,500 have been granted under this plan to all directors of the Corporation and forty-one officers and employees of the Bank. 148,500 of the options were granted to officers and employees of the Bank, including the following senior officers:

                           Aggregated Year-End Option Values

                                   December 31, 1998
                  ----------------------------------------------------
                    Number of Unexercised
               Securities Underlying Options          Value of
                      (No. of Shares)(1)       Unexercised Options (2)
Name             Exercisable/Unexercisable    Exercisable/Unexercisable
-----------      -------------------------    -------------------------

Deborah A. Meekins         24,688 / 84,000         $269,804 / ($75,750)


David F. Titus              2,548 / 15,000           $26,678 / ($3,750)


JoAnn Barton                 4,974 / 5,000           $53,496 / ($1,250)


Jane Baker                   2,128 / 5,000           $22,238 / ($1,250)


(1)  Adjusted for stock dividends issued since date of the option grant.

(2) Calculated based on the difference between the fair market value of the stock and the exercise price of the options, as of December 31, 1998.


Directors Fees

Outside Directors of the Bank (including directors who serve as executive officers of the Corporation) receive director fees as follows:
$1,500 for each monthly board meeting attended, $500 per executive and $250 per all other committee meetings attended. The Chairman of the Board of the Bank receives a fee of $2,000 per month in addition to the committee fees described above. The Corporation does not pay director's fees at this time, and does not plan to in the near future.

Outside directors also were eligible to receive options under the Corporation's Stock Option Plan. See "Item 11, Security Ownership of Certain Beneficial Owners and Management." During 1998, stock options for 17,895 shares were exercised by directors, realizing a value of approximately $452,000. Outside directors held on December 31, 1998 options for 703,516 shares, which options had an estimated value of $441,000 based on the difference between the fair market value of the stock as of that date and the exercise price of the options.

During 1994, 1995 and 1996, the Corporation entered into deferred compensation agreements with Patrick R. Gallaher, William P. Gallaher, William Geary, and James B. Keegan, Jr. Under each of these agreements, the Corporation is obligated to provide for the director or his beneficiaries, during a period of between 10 to 15 years after the director's death, disability or retirement, annual benefits ranging from $13,000 to $55,000. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates. The Corporation is beneficiary of life insurance policies that have been purchased as a method of financing the benefits. At December 31, 1998, the cash surrender value of these policies was $1,072,000, which is included in other assets.


     INDEPENDENT PUBLIC ACCOUNTANTS

The Corporation engaged PricewaterhouseCoopers L.L.P. to serve as the independent public accountant for the Corporation for 1997 and 1998. It is expected that Pricewaterhouse Coopers L.L.P. will continue to serve as independent accountants for 1999. Representatives of Pricewaterhouse Coopers L.L.P. will not be present at the annual meeting.

     OTHER BUSINESS

If any other matters come before the meeting, not referred to in this Proxy Statement, including matters incident to the conduct of the meeting, the proxy holders will vote the shares represented by proxies in accordance with their best judgment. Management is not aware of any other business to come before the meeting and, as of the date of the preparation of this Proxy Statement, no shareholder has submitted to management any nomination or other proposal to be acted upon at the meeting.

     The Date of This Proxy Statement is April 15, 1999